Avis Budget Group Reports First Quarter Results

PARSIPPANY, N.J., May 7, 2025 - Avis Budget Group, Inc. (NASDAQ: CAR) announced financial results for first quarter 2025 today.

We ended the quarter with revenues of $2.4 billion, net loss of $505 million, and an Adjusted EBITDA1 loss of $93 million.

During the first quarter, as anticipated, we recorded a non-cash fleet charge of $390 million related to the disposition of certain vehicles within the Americas. We do not expect further charges related to our accelerated fleet rotation strategy.

“We made substantial progress on our fleet rotation strategy during the first quarter, disposing of a record number of vehicles,” said Joe Ferraro, Avis Budget Group Chief Executive Officer. “These actions will allow us to realize improved vehicle costs sooner than we anticipated. We had a solid first quarter, coming in as expected given the calendar shifts. Advanced reservations continue to trend positively, and we will keep a close watch on demand trends while maintaining the ability to adjust our fleet accordingly."
Q1 HIGHLIGHTS

•Revenues were $2.4 billion, with revenue per day, excluding exchange rate effects, down 2%, and rental days down 1% from first quarter 2024.
•Adjusted EBITDA in the Americas was a loss of $67 million, driven by a decrease in revenue and higher fleet costs, partially offset by an increase in vehicle utilization as compared to first quarter 2024.
•Adjusted EBITDA in International was a loss of $3 million compared to a loss of $15 million in the same period last year, driven by stronger pricing, decreased fleet costs, and improved vehicle utilization, slightly offset by a decrease in rental days.
•In February, we issued a $500 million floating rate term loan due December 2025 and used the proceeds primarily to pay down fleet indebtedness.
•In April, we increased the available fleet funding capacity under our asset-backed variable-funding financing facilities by $640 million.
•Our liquidity position, including committed and uncommitted facilities, at the end of the quarter was over $1.1 billion, with an additional $3 billion of fleet funding capacity.

_________________________
[1]Adjusted EBITDA and certain other measures in this release are non-GAAP financial measures. See "Non-GAAP Financial Measures and Key Metrics" and the tables that accompany this release for the definitions and reconciliations of these non-GAAP measures to the most comparable GAAP measures.

INVESTOR CONFERENCE CALL

We will host a conference call to discuss our first quarter results on May 8, 2025, at 8:30 a.m.(ET). Investors may access the call on our investor relations website at ir.avisbudgetgroup.com or by dialing (877) 407-2991. A replay of the call will be available on our website and at (877) 660-6853 using conference code 13752755.

ABOUT AVIS BUDGET GROUP

We are a leading global provider of mobility solutions, both through our Avis and Budget brands, which have approximately 10,250 rental locations in approximately 180 countries around the world, and through our Zipcar brand, which is the world's leading car sharing network. We operate most of our car rental locations in North America, Europe and Australasia directly, and operate primarily through licensees in other parts of the world. We are headquartered in Parsippany, N.J. More information is available at avisbudgetgroup.com.

NON-GAAP FINANCIAL MEASURES AND KEY METRICS

This release includes financial measures such as Adjusted EBITDA and Adjusted Free Cash Flow, as well as other financial measures, that are not considered generally accepted accounting principle (“GAAP”) measures as defined under SEC rules. Important information regarding such non-GAAP measures is contained in the tables within this release and in Appendix I, including the definitions of these measures and reconciliations to the most comparable U.S. GAAP measures.

We measure performance principally using the following key metrics: (i) rental days, (ii) revenue per day, (iii) vehicle utilization, and (iv) per-unit fleet costs. Our rental days, revenue per day and vehicle utilization metrics are all calculated based on the actual rental of the vehicle during a 24-hour period. We believe that this methodology provides management with the most relevant metrics in order to effectively manage the performance of our business. Our calculations may not be comparable to the calculations of similarly-titled metrics by other companies. We present currency exchange rate effects on our key metrics to provide a method of assessing how our business performed excluding the effects of foreign currency rate fluctuations. Currency exchange rate effects are calculated by translating the current-period's results at the prior-period average exchange rates plus any related gains and losses on currency hedges.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by any such forward-looking statements. Forward-looking statements include information concerning our future financial performance, business strategy, projected plans and objectives. These statements may be identified by the fact that they do not relate to historical or current facts and may use words such as “believes,” “expects,” “anticipates,” “will,” “should,” “could,” “may,” “would,” “intends,” “projects,” “estimates,” “plans,” “forecasts,” “guidance,” and similar words, expressions or phrases. The following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements. These factors include, but are not limited to:

•the high level of competition in the mobility industry, including from new companies or technology, and the impact such competition may have on pricing and rental volume;

•a change in our fleet costs, including as a result of a change in the cost of new vehicles, resulting from inflation, trade disputes, tariffs or otherwise, manufacturer recalls, disruption in the supply of new vehicles, including due to labor actions, trade disputes, tariffs or otherwise, shortages in semiconductors used in new vehicle production, and/or a change in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs;

•the results of operations or financial condition of the manufacturers of our vehicles, which could impact their ability to perform their payment obligations under our agreements with them, including repurchase and/or guaranteed depreciation arrangements, and/or their willingness or ability to make vehicles available to us or the mobility industry as a whole on commercially reasonable terms or at all;

•levels of and volatility in travel demand, including future volatility in airline passenger traffic;

•a deterioration or fluctuation in economic conditions, resulting in a recession, decreased levels of discretionary consumer spending for travel, or otherwise, particularly during our peak season or in key market segments;

•an occurrence or threat of terrorism, pandemics, severe weather events or natural disasters, military conflicts, including the ongoing military conflict in Eastern Europe, or civil unrest in the locations in which we operate, trade disputes and tariffs, and the potential effects of sanctions on the world economy and markets and/or international trade;

•any substantial changes in the cost or supply of fuel, vehicle parts, energy, labor or other resources on which we depend to operate our business, including as a result of pandemics, inflation, tariffs, the ongoing military conflict in Eastern Europe, and any embargoes on oil sales imposed on or by the Russian government;

•our ability to successfully implement or achieve our business plans and strategies, achieve and maintain cost savings and adapt our business to changes in mobility;

•political, economic, or commercial instability and/or political, regulatory, or legal changes in the countries in which we operate, and our ability to conform to multiple and conflicting laws or regulations in those countries;

•the performance of the used vehicle market from time to time, including our ability to dispose of vehicles in the used vehicle market on attractive terms;

•our dependence on third-party distribution channels, third-party suppliers of other services and co-marketing arrangements with third parties;

•risks related to completed or future acquisitions or investments that we may pursue, including the incurrence of incremental indebtedness to help fund such transactions and our ability to promptly and effectively integrate any acquired businesses or capitalize on joint ventures, partnerships and other investments;

•our ability to utilize derivative instruments, and the impact of derivative instruments we utilize, which can be affected by fluctuations in interest rates, fuel prices and exchange rates, changes in government regulations and other factors;

•our exposure to uninsured or unpaid claims in excess of historical levels or changes in the number of incidents or cost per incident, and our ability to obtain insurance at desired levels and the cost of that insurance;

•risks associated with litigation or governmental or regulatory inquiries, or any failure or inability to comply with laws, regulations or contractual obligations or any changes in laws, regulations or contractual obligations, including with respect to personally identifiable information and consumer privacy, labor and employment, and tax;

•risks related to protecting the integrity of, and preventing unauthorized access to, our information technology systems or those of our third-party vendors, licensees, dealers, independent operators and independent contractors, and protecting the confidential information of our employees and customers against security breaches, including physical or cybersecurity breaches, attacks, or other disruptions, compliance with privacy and data protection regulation, and the effects of any potential increase in cyberattacks on the world economy and markets and/or international trade;

•any impact on us from the actions of our third-party vendors, licensees, dealers, independent operators and independent contractors and/or disputes that may arise out of our agreements with such parties;

•any major disruptions in our communication networks or information systems;

•risks related to tax obligations and the effect of future changes in tax laws and accounting standards;

•risks related to our indebtedness, including our substantial outstanding debt obligations, recent and future interest rate increases, which increase our financing costs, downgrades by rating agencies and our ability to incur substantially more debt;

•our ability to obtain financing for our global operations, including the funding of our vehicle fleet through the issuance of asset-backed securities and use of the global lending markets;

•our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, or to obtain a waiver or amendment of such covenants should we be unable to meet such covenants;

•significant changes in the timing of our fleet rotation, carrying value of goodwill, or long-lived assets, including when there are events or changes in circumstances that indicate the carrying value may exceed the current fair value, which have in the past resulted in and in the future could result in a significant impairment charge; and

•other business, economic, competitive, governmental, regulatory, political or technological factors affecting our operations, pricing or services.

We operate in a continuously changing business environment and new risk factors emerge from time to time. New risk factors, factors beyond our control, or changes in the impact of identified risk factors may cause actual results to differ materially from those set forth in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Moreover, we do not assume responsibility if future results are materially different from those forecasted or anticipated. Other factors and assumptions not identified above, including those discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” set forth in Part II, Item 7, in "Risk Factors," set forth in Part I, Item 1A, and in other portions of our 2024 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2025 (the “2024 Form 10-K”), as well as in similarly titled sections set forth in Part I, Item 2 and Part II, Item 1A of our subsequently filed quarterly reports, may contain forward looking statements and involve uncertainties that could cause actual results to differ materially from those projected in any forward-looking statements.

Although we believe that our assumptions are reasonable, any or all of our forward-looking statements may prove to be inaccurate and we can make no guarantees about our future performance. Should unknown risks or uncertainties materialize or underlying assumptions prove inaccurate, actual results could differ materially from past results and/or those anticipated, estimated or projected. We undertake no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For additional information concerning forward-looking statements and other important factors, refer to our 2024 Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC.

Investor Relations Contact:	Media Relations Contact:
David Calabria, IR@avisbudget.com	Media Relations Team, ABGPress@edelman.com

*** Tables 1 - 6 and Appendix I attached ***

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET (Unaudited)
(In millions)

	Three Months Ended March 31,
	2025	2024	% Change
Income Statement and Other Items
Revenues	$2,430	$2,551	(5)%
Loss before income taxes	(677)	(142)	n/m
Net loss attributable to Avis Budget Group, Inc.	(505)	(114)	n/m

Adjusted EBITDA (a)	(93)	12	n/m

	As of
	March 31,	December 31,
	2025	2024
Balance Sheet Items
Cash and cash equivalents	$516	$534
Program cash and restricted cash	91	63
Vehicles, net	17,522	17,619
Debt under vehicle programs (b)	17,239	17,536
Corporate debt	5,937	5,393
Stockholders' equity attributable to Avis Budget Group, Inc.	(2,822)	(2,327)

	Three Months Ended March 31,
	2025	2024	% Change
Segment Results
Revenues
Americas	$1,907	$1,993	(4)%
International	523	558	(6)%
Total Company	$2,430	$2,551	(5)%

Adjusted EBITDA (a)
Americas	$(67)	$44	n/m
International	(3)	(15)	n/m
Corporate and other (c)	(23)	(17)	n/m
Total Company	$(93)	$12	n/m
__________
n/m Not meaningful.
(a)Refer to Table 5 for the reconciliation of net loss to Adjusted EBITDA and Appendix I for the related definition of the non-GAAP financial measure.
(b)Includes $738 million and $751 million of Class R notes due to Avis Budget Rental Car Funding (AESOP) LLC as of March 31, 2025 and December 31, 2024, respectively, which are held by us.
(c)Includes unallocated corporate expenses which are not attributable to a particular segment.

Table 2
Avis Budget Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except per share data)

	Three Months Ended March 31,
	2025	2024
Revenues	$2,430	$2,551

Expenses
Operating	1,353	1,344
Vehicle depreciation and lease charges, net	1,055	636
Selling, general and administrative	308	325
Vehicle interest, net	210	239
Non-vehicle related depreciation and amortization	56	61
Interest expense related to corporate debt, net	97	83
Restructuring and other related charges	22	3
Transaction-related costs, net	—	1
Other (income) expense, net	6	1
Total expenses	3,107	2,693

Loss before income taxes	(677)	(142)
Benefit from income taxes	(173)	(29)
Net loss	(504)	(113)
Less: Net income attributable to non-controlling interests	1	1
Net loss attributable to Avis Budget Group, Inc.	$(505)	$(114)

Loss per share
Basic	$(14.35)	$(3.21)
Diluted	$(14.35)	$(3.21)

Weighted average shares outstanding
Basic	35.2	35.6
Diluted	35.2	35.6

Table 3
Avis Budget Group, Inc.
KEY METRICS SUMMARY (Unaudited)

	Three Months Ended March 31,
	2025	2024	% Change
Americas

Rental Days (000’s)	29,447	29,692	(1)%
Revenue per Day	$64.78	$67.12	(3)%
Revenue per Day, excluding exchange rate effects	$64.92	$67.12	(3)%
Average Rental Fleet	470,125	497,313	(5)%
Vehicle Utilization	69.6%	65.6%	4.0 pps
Per-Unit Fleet Costs per Month (a)	$378	$326	16%
Per-Unit Fleet Costs per Month, excluding exchange rate effects (a)	$378	$326	16%

International

Rental Days (000’s)	10,008	10,360	(3)%
Revenue per Day	$52.23	$53.86	(3)%
Revenue per Day, excluding exchange rate effects	$54.13	$53.86	1%
Average Rental Fleet	161,250	170,071	(5)%
Vehicle Utilization	69.0%	66.9%	2.1 pps
Per-Unit Fleet Costs per Month	$273	$292	(7)%
Per-Unit Fleet Costs per Month, excluding exchange rate effects	$283	$292	(3)%

Total

Rental Days (000’s)	39,455	40,052	(1)%
Revenue per Day	$61.59	$63.69	(3)%
Revenue per Day, excluding exchange rate effects	$62.18	$63.69	(2)%
Average Rental Fleet	631,375	667,384	(5)%
Vehicle Utilization	69.4%	65.9%	3.5 pps
Per-Unit Fleet Costs per Month (a)	$351	$318	10%
Per-Unit Fleet Costs per Month, excluding exchange rate effects (a)	$354	$318	11%
__________
Refer to Table 6 for key metrics calculations and Appendix I for key metrics definitions.
(a)For the three months ended March 31, 2025, per-unit fleet costs excludes costs reported within vehicle depreciation and lease charges, net related to the accelerated disposal of certain fleet in our Americas reportable segment. These costs relate to vehicles that were not included in the long-lived asset impairment and other related charges recorded in the year ended December 31, 2024.

Table 4
Avis Budget Group, Inc.
CONDENSED CONSOLIDATED SCHEDULE OF CASH FLOWS AND ADJUSTED FREE CASH FLOW (Unaudited)
(In millions)

CONDENSED CONSOLIDATED SCHEDULE OF CASH FLOWS	Three Months Ended March 31, 2025
Operating Activities
Net cash provided by operating activities	$619
Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(33)
Net cash used in investing activities of vehicle programs	(682)
Net cash used in investing activities	(715)
Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	477
Net cash used in financing activities of vehicle programs	(379)
Net cash provided by financing activities	98
Effect of changes in exchange rates on cash and cash equivalents, program and restricted cash	8
Net change in cash and cash equivalents, program and restricted cash	10
Cash and cash equivalents, program and restricted cash, beginning of period	597
Cash and cash equivalents, program and restricted cash, end of period	$607

ADJUSTED FREE CASH FLOW (a)	Three Months Ended March 31, 2025
Adjusted EBITDA (b)	$(93)
Interest expense related to corporate debt, net (excluding early extinguishment of debt)	(97)
Working capital and other	144
Capital expenditures (c)	(37)
Tax payments, net of refunds	(10)
Vehicle programs and related (d)	(399)
Adjusted Free Cash Flow (b)	$(492)
Borrowings, net of debt repayments	482
Repurchases of common stock	(3)
Change in program and restricted cash	24
Other receipts (payments), net	(7)
Foreign exchange effects, financing costs and other	6
Net change in cash and cash equivalents, program and restricted cash (per above)	$10
__________
Refer to Appendix I for the definitions of non-GAAP financial measures Adjusted EBITDA and Adjusted Free Cash Flow.
(a)This presentation demonstrates the relationship between Adjusted EBITDA and Adjusted Free Cash Flow. We believe it is useful to understand this relationship because it demonstrates how cash generated by our operations is used. This presentation is not intended to be reconciliations of these non-GAAP measures, which are provided on Table 5.
(b)Refer to Table 5 for the reconciliations of net loss to Adjusted EBITDA and net cash provided by operating activities to Adjusted Free Cash Flow.
(c)Includes $3 million of cloud computing implementation costs.
(d)Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund vehicle and vehicle-related assets.

Table 5
Avis Budget Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
(In millions)

	Three Months Ended March 31,
	2025	2024
Reconciliation of net loss to Adjusted EBITDA:

Net loss	$(504)	$(113)
Benefit from income taxes	(173)	(29)
Loss before income taxes	(677)	(142)
Non-vehicle related depreciation and amortization	56	61
Interest expense related to corporate debt, net	97	83
Other fleet charges (a)	390	—
Restructuring and other related charges	22	3
Transaction-related costs, net	—	1
Other (income) expense, net	6	1
Legal matters, net (b)	1	(5)
Cloud computing costs (c)	12	10
Adjusted EBITDA (d)	$(93)	$12

Reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow:

Net cash provided by operating activities	$619
Net cash used in investing activities of vehicle programs	(682)
Net cash used in financing activities of vehicle programs	(379)
Capital expenditures	(34)
Proceeds received on asset sales	1
Change in program and restricted cash	(24)
Other receipts (payments), net	7
Adjusted Free Cash Flow	$(492)
__________
Refer to Appendix I for the definitions of Adjusted EBITDA and Adjusted Free Cash Flow, non-GAAP financial measures.
(a)Costs reported within vehicle depreciation and lease charges, net related to the accelerated disposal of certain fleet in our Americas reportable segment. These costs relate to vehicles that were not included in the long-lived asset impairment and other related charges recorded in the year ended December 31, 2024.
(b)Includes $1 million reported within selling, general and administrative expenses for the three months ended March 31, 2025. Includes $(5) million reported within operating expenses for the three months ended March 31, 2024.
(c)Reported within operating expenses.
(d)Includes stock-based compensation expense and vehicle related deferred financing fee amortization in the aggregate totaling $14 million and $15 million in the three months ended March 31, 2025 and 2024, respectively.

Table 6
Avis Budget Group, Inc.
KEY METRICS CALCULATIONS (Unaudited)
($ in millions, except as noted)

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
	Americas	International	Total	Americas	International	Total
Revenue per Day (RPD)
Revenue	$1,907	$523	$2,430	$1,993	$558	$2,551
Currency exchange rate effects	4	19	23	—	—	—
Revenue excluding exchange rate effects	$1,911	$542	$2,453	$1,993	$558	$2,551
Rental days (000's)	29,447	10,008	39,455	29,692	10,360	40,052
RPD excluding exchange rate effects (in $'s)	$64.92	$54.13	$62.18	$67.12	$53.86	$63.69

Vehicle Utilization
Rental days (000's)	29,447	10,008	39,455	29,692	10,360	40,052
Average rental fleet	470,125	161,250	631,375	497,313	170,071	667,384
Number of days in period	90	90	90	91	91	91
Available rental days (000's)	42,311	14,513	56,824	45,255	15,477	60,732
Vehicle utilization	69.6%	69.0%	69.4%	65.6%	66.9%	65.9%

Per-Unit Fleet Costs (a)
Vehicle depreciation and lease charges, net	$533	$132	$665	$487	$149	$636
Currency exchange rate effects	1	4	5	—	—	—
Vehicle depreciation excluding exchange rate effects	$534	$136	$670	$487	$149	$636
Average rental fleet	470,125	161,250	631,375	497,313	170,071	667,384
Per-unit fleet costs (in $'s)	$1,135	$848	$1,062	$979	$877	$953
Number of months in period	3	3	3	3	3	3
Per-unit fleet costs per month excluding exchange rate effects (in $'s)	$378	$283	$354	$326	$292	$318
__________
Our calculation of rental days and revenue per day may not be comparable to the calculation of similarly-titled metrics by other companies. Currency exchange rate effects are calculated by translating the current-period's results at the prior-period average exchange rates plus any related gains and losses on currency hedges.
(a)For the three months ended March 31, 2025, per-unit fleet costs excludes costs reported within vehicle depreciation and lease charges, net related to the accelerated disposal of certain fleet in our Americas reportable segment. These costs relate to vehicles that were not included in the long-lived asset impairment and other related charges recorded in the year ended December 31, 2024.

Appendix I
Avis Budget Group, Inc.
DEFINITIONS OF NON-GAAP MEASURES AND KEY METRICS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which is a non-GAAP measure most directly comparable to net income (loss). Adjusted EBITDA is defined as income (loss) from continuing operations before non-vehicle related depreciation and amortization; long-lived asset impairment and other related charges; other fleet charges; restructuring and other related charges; early extinguishment of debt costs; non-vehicle related interest; transaction-related costs, net; legal matters, net, which includes amounts recorded in excess of $5 million, related primarily to unprecedented self-insurance reserves for allocated loss adjustment expense, class action lawsuits and personal injury matters; non-operational charges related to shareholder activist activity, which includes third-party advisory, legal and other professional fees; COVID-19 charges, net; cloud computing costs; other (income) expense, net; severe weather-related damages in excess of $5 million, net of insurance proceeds; and income taxes. We have revised our definition of Adjusted EBITDA to exclude other fleet charges. We did not revise prior years' Adjusted EBITDA amounts because there were no other charges similar in nature to these.

We believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our operating businesses and in comparing our results from period to period. We also believe that Adjusted EBITDA is useful to investors because it allows them to assess our results of operations and financial condition on the same basis that management uses internally. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with U.S. GAAP. Our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. A reconciliation of Adjusted EBITDA from net loss recognized under U.S. GAAP is provided on Table 5.

Adjusted Free Cash Flow
Represents net cash provided by operating activities adjusted to reflect the cash inflows and outflows relating to capital expenditures, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude restructuring and other related charges; early extinguishment of debt costs; transaction-related costs; legal matters; non-operational charges related to shareholder activist activity; COVID-19 charges; other (income) expense; and severe weather-related damages.

We believe that Adjusted Free Cash Flow is useful in measuring the cash generated that is available to be used to repay debt obligations, repurchase stock, pay dividends and invest in future growth through new business development activities or acquisitions. Adjusted Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Adjusted Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Adjusted Free Cash Flow from net cash provided by operating activities recognized under U.S. GAAP is provided on Table 5.

Adjusted EBITDA Margin
Represents Adjusted EBITDA as a percentage of revenues.

Available Rental Days
Defined as Average Rental Fleet times the numbers of days in a given period.

Average Rental Fleet
Represents the average number of vehicles in our fleet during a given period of time.

Currency Exchange Rate Effects
Represents the difference between current-period results as reported and current-period results translated at the prior-period average exchange rates plus any related currency hedges.

Gross Adjusted EBITDA
Represents Adjusted EBITDA with the add-back of vehicle depreciation and vehicle interest.

Net Corporate Debt
Represents corporate debt minus cash and cash equivalents.

Net Corporate Leverage
Represents Net Corporate Debt divided by Adjusted EBITDA for the twelve months prior to the date of calculation.

Total Net Debt Ratio
Represents total debt less cash and cash equivalents divided by Gross Adjusted EBITDA for the twelve months prior to the date of calculation.

Per-Unit Fleet Costs
Represents vehicle depreciation, lease charges and gain or loss on vehicles sales, divided by Average Rental Fleet.

Rental Days
Represents the total number of days (or portion thereof) a vehicle was rented during a 24-hour period.

Revenue per Day
Represents revenues divided by Rental Days.

Vehicle Utilization
Represents Rental Days divided by Available Rental Days.